EXHIBIT 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Cornerstone Realty Income Trust, Inc.

     We have audited the accompanying consolidated balance sheets of Cornerstone Realty Income Trust, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cornerstone Realty Income Trust, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Richmond, Virginia
March 14, 2005

CORNERSTONE REALTY INCOME TRUST, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	In thousands, except per
	share dollar
ASSETS
Investment in rental property:
Land	$159,944	$160,192
Buildings and property improvements	1,109,055	1,103,043
Furniture and fixtures and other	40,881	38,735
Real estate under development	13,454	5,450

	1,323,334	1,307,420
Less accumulated depreciation	(272,227)	(224,535)

	1,051,107	1,082,885

Cash and cash equivalents	1,766	1,393
Prepaid expenses	6,225	5,334
Deferred financing costs, net	5,517	5,924
Investment in real estate joint ventures	4,427	2,649
Other assets	22,306	26,257

Total Assets	$1,091,348	$1,124,442

LIABILITIES and SHAREHOLDERS’ EQUITY
Liabilities
Notes payable-secured	$822,081	$801,754
Distributions payable	—	76
Accounts payable and accrued expenses	16,021	14,950
Rents received in advance	945	884
Tenant security deposits	2,184	1,889

Total Liabilities	841,231	819,553
Minority interest of unit holders in operating partnership	17,261	18,884

Shareholders’ equity
Preferred stock, no par value, authorized 25,000 shares; $25 liquidation preference, Series A Cumulative Convertible Redeemable; issued and outstanding 0 and 127 shares, respectively	—	2,680
Common stock, no par value, authorized 100,000 shares; issued and outstanding 56,328 and 55,534 shares, respectively	545,877	538,969
Deferred compensation	(193)	(456)
Distributions greater than net income	(312,387)	(255,188)
Accumulated other comprehensive loss	(441)	—

Total Shareholders’ Equity	232,856	286,005

Total Liabilities and Shareholders’ Equity	$1,091,348	$1,124,442

See accompanying notes to consolidated financial statements.

CORNERSTONE REALTY INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2004	2003	2002
	In thousands, except per share data
REVENUE:
Rental income	$171,339	$163,059	$153,295
Fee management and other property income	11,153	8,593	6,571

Total revenues	182,492	171,652	159,866
EXPENSES:
Property and maintenance	54,376	50,930	44,907
Taxes and insurance	25,529	23,550	20,727
Property management	5,426	4,102	3,798
General and administrative	4,630	3,824	3,904
Depreciation and amortization of real estate assets	54,783	52,794	45,157
Severance costs and other organizational charges	760	—	—
Other depreciation	110	23	24
Fee management and other	2,161	239	251

Total expenses	147,775	135,462	118,768

	34,717	36,190	41,098
Interest income	40	274	31
Interest expense	(46,090)	(45,896)	(41,684)
Expenses associated with the proposed Colonial Properties Trust transaction	(4,161)	—	—

Loss from continuing operations before gain on sales of investments and minority interest of unit holders in operating partnership	(15,494)	(9,432)	(555)
Gain on sales of investments	3,428	—	—
Minority interest of unit holders in operating partnership	360	262	36

Net loss from continuing operations	(11,706)	(9,170)	(519)
Discontinued operations
(Loss) income from discontinued operations	—	(15)	739
Gain on sales of investments	—	1,887	—

Net (loss) income	(11,706)	(7,298)	220
Distributions to preferred shareholders	(294)	(303)	(303)
Excess consideration paid over book value to preferred shareholders	(505)	—	—

Net loss available to common shareholders	$(12,505)	$(7,601)	$(83)

Net loss per common share-basic and diluted from continuing operations	$(0.22)	$(0.18)	$(0.02)
Net income per common share-basic and diluted from discontinued operations	$—	$0.04	$0.02

Net (loss) income per common share-basic and diluted	$(0.22)	$(0.14)	$—

See accompanying notes to consolidated financial statements.

CORNERSTONE REALTY INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Preferred Stock			Distributions	Accumulated
						(greater)	Other	Total
	Number of		Number of		Deferred	less than	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	Compensation	Net Income	Loss	Equity
	In thousands, except per share data
Balance at December 31, 2001	47,665	$480,529	128	$2,695	$(685)	$(148,705)	$—	$333,834
Net income	—	—	—	—	—	220	—	220
Cash distributions declared to common shareholders ($1.12 per share)	—	—	—	—	—	(53,482)	—	(53,482)
Cash distributions for Series A Convertible Preferred Shares	—	—	—	—	—	(304)	—	(304)
Exercise of stock options	18	179	—	—	—	—	—	179
Purchase of common stock	(36)	(367)	—	—	—	—	—	(367)
Preferred stock converted to common stock	1	15	(1)	(15)	—	—	—	—
Restricted stock grants	17	190	—	—	(190)	—	—	—
Amortization of deferred compensation	—	—	—	—	237	—	—	237
Shares issued through dividend reinvestment plan	696	6,757	—	—	—	—	—	6,757

Balance at December 31, 2002	48,361	487,303	127	2,680	(638)	(202,271)	—	287,074
Net loss	—	—	—	—	—	(7,298)	—	(7,298)
Cash distributions declared to common shareholders ($.88 per share)	—	—	—	—	—	(45,316)	—	(45,316)
Cash distributions for Series A Convertible Preferred Shares	—	—	—	—	—	(303)	—	(303)
Purchase of common stock	(26)	(190)	—	—	—	—	—	(190)
Issuance of common shares in connection with the acquisition of Merry Land Properties, Inc.	4,993	36,147	—	—	—	—	—	36,147
Issuance of Series B Convertible Preferred Shares	—	—	605	3,922	—	—	—	3,922
Issuance of common shares through conversion of Series B Convertible Preferred Shares	605	3,922	(605)	(3,922)	—	—	—	—
Conversion of minority interest of unit holders in operating partnership	887	6,326	—	—	—	—	—	6,326
Restricted stock grants	4	33	—	—	(33)	—	—	—

	Common Stock		Preferred Stock			Distributions	Accumulated
						(greater)	Other	Total
	Number of		Number of		Deferred	less than	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	Compensation	Net Income	Loss	Equity
	In thousands, except per share data
Amortization of deferred compensation	—	—	—	—	215	—	—	215
Shares issued through dividend reinvestment plan	710	5,428	—	—	—	—	—	5,428

Balance at December 31, 2003	55,534	538,969	127	2,680	(456)	(255,188)	—	286,005
Comprehensive Loss
Net loss	—	—	—	—	—	(11,706)	—	(11,706)
Other comprehensive income Unrealized loss on derivative financial instruments	—	—	—	—	—	—	(441)	(441)

Comprehensive Income	—	—	—	—	—	(11,706)	(441)	(12,147)

Cash distributions declared to common shareholders ($.80 per share)	—	—	—	—	—	(44,694)	—	(44,694)
Cash distributions for Series A Convertible Preferred Shares	—	—	—	—	—	(294)	—	(294)
Issuance of common shares	250	2,030	—	—	—	—	—	2,030
Redemption of Series A Convertible Preferred Shares	—	—	(127)	(2,680)	—	—	—	(2,680)
Excess consideration paid over book value for preferred stock redemption	—	—	—	—	—	(505)	—	(505)
Restricted stock grants	3	28	—	—	—	—	—	28
Amortization of deferred compensation	—	—	—	—	263	—	—	263
Shares issued through dividend reinvestment plan	541	4,850	—	—	—	—	—	4,850

Balance at December 31, 2004	56,328	$545,877	—	$—	$(193)	$(312,387)	$(441)	$232,856

See accompanying notes to consolidated financial statements.

CORNERSTONE REALTY INCOME TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003	2002
	In thousands
Cash flow from operating activities:
Net (loss) income	$(11,706)	$(7,298)	$220
Adjustments to reconcile net income to net cash provided by operating activities
Gain on sales of rental property	(3,428)	(1,887)	—
Depreciation and amortization	54,893	52,956	46,045
Severance costs and organizational charge	650	—	—
Minority interest of unit holders in operating partnership	(360)	(262)	(36)
Amortization of deferred compensation	263	182	237
Amortization of deferred financing costs	1,358	1,320	835
Amortization of mortgage notes payable premium	(3,288)	(2,161)	(357)
Changes in operating assets and liabilities:
Operating assets	659	(1,229)	888
Operating liabilities	985	57	(1,017)

Net cash provided by operating activities	40,026	41,678	46,815
Cash flow from investing activities:
Acquisitions of rental property, net of debt assumed	(281)	(4,129)	(20,100)
Development of real estate assets	(4,790)	(737)	(1,272)
Major renovations	(2,715)	(2,732)	(3,868)
Capital improvements	(12,992)	(13,691)	(12,215)
Net funding of real estate reserve for replacement	1,220	(1,613)	984
Net proceeds from the sale of rental property	16,027	15,018	—

Net cash used in investing activities	(3,531)	(7,884)	(36,471)
Cash flow from financing activities:
Proceeds (repayments) from/of short-term borrowings, net	—	(77,913)	22,913
Proceeds (repayments) from/borrowings on secured line of credit, net	6,664	13,604	—
Proceeds from secured notes payable	75,495	102,883	12,600
Repayment of secured notes payable	(71,997)	(27,535)	(3,397)
Payment of deferred financing costs	(1,468)	(2,726)	(562)
Shares issued through dividend reinvestment plan and exercise of stock options	4,878	5,400	6,936
Purchase of common stock	—	(190)	(367)
Cash payment for redemption of Series A Convertible Preferred Shares	(3,185)	—	—
Cash distributions to operating partnership unit holders	(1,446)	(1,685)	(1,957)
Cash distributions paid to preferred shareholders	(369)	(303)	(304)
Cash distributions paid to common shareholders	(44,694)	(45,316)	(53,482)

Net cash used in financing activities	(36,122)	(33,781)	(17,620)
Increase (decrease) in cash and cash equivalents	373	13	(7,276)
Cash and cash equivalents, beginning of year	1,393	1,380	8,656

Cash and cash equivalents, end of year	$1,766	$1,393	$1,380

Supplemental information:
Cash paid for interest	$49,036	$46,209	$40,714
Non-cash transactions:
Real estate assets acquired	10,902	147,437	26,019
Assumption of mortgage notes	10,000	90,568	16,000
Operating assets acquired	—	9,048	—
Operating liabilities acquired	—	2,538	—
Fair value adjustment on mortgage notes	—	19,950	—
Issuance of common stock	2,030	36,285	—
Issuance of preferred stock	—	3,930	—
Issuance of operating partnership units	182	—	10,019
Investment in real estate joint ventures	2,030	—	—
Conversion of operating partnership units into common stock	—	6,326	—
Capital leases	49	118	1,148

See accompanying notes to consolidated financial statements.

CORNERSTONE REALTY INCOME TRUST, INC.

NOTES TO THE CONSOLIDATED FINANCIALS STATEMENTS

Note 1 General Information and Summary of Significant Accounting Policies

Business

     Cornerstone Realty Income Trust, Inc. (together with its subsidiaries, the “company”), a Virginia corporation, is an owner-operator of one business segment consisting of residential apartment communities in the southern regions of the United States. As of December 31, 2004, the company, as a general partner, has approximately an 85% interest in and consolidates Cornerstone NC Operating Limited Partnership.

     All significant intercompany accounts and transactions have been eliminated in consolidation. The company’s common stock trades on the New York Stock Exchange under the ticker symbol “TCR.”

Cash and Cash Equivalents

     Cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximates their carrying value.

Investment in Rental Property

     The investment in rental property is recorded at cost, net of depreciation. The company records impairment losses on rental property used in operations if indicators of impairment are present and the undiscounted cash flows estimated to be generated by the respective properties are less than their carrying amount. Impairment losses are measured as the difference between the asset’s fair value less cost to sell, and its carrying value. No impairment losses have been recorded to date.

     Repairs and maintenance costs are expensed as incurred while significant improvements, renovations and replacements are capitalized. The company capitalizes expenditures related to acquiring new assets, materially enhancing the value of an existing asset or substantially extending the useful life of an existing asset. The company’s capital expenditures include floor coverings, HVAC equipment, roofs, appliances, siding, exterior painting, parking lots, interior upgrades, gating and access systems. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which are 27.5 years for buildings, range from 10 to 27.5 years for major improvements and range from three to seven years for furniture and fixtures.

Development

     Development projects and related carrying costs are capitalized. The costs of development projects include interest, real estate taxes, insurance and certain internal development and related overhead costs directly related to the apartment community under development or major renovation. Interest is capitalized to development projects based upon the weighted average cumulative project costs for each period multiplied by the company’s borrowing costs on its lines of credit, expressed as a percentage. The internal development and related overhead costs are capitalized to the development projects based upon the effort identifiable with such projects. Prior to the commencement of leasing activities, interest and other construction costs are capitalized and reflected on the balance sheet as real estate under development. The company ceases the capitalization of such costs as the apartment homes become substantially complete and available for occupancy.

Income Recognition

     Rental income, interest, and other income are recorded on an accrual basis. Rental concessions are recognized on a straight-line basis over the terms of the respective leases. The company’s apartment communities are leased under lease agreements that, typically, have terms that do not exceed one year. Deferred rental concessions were $1.2 million and $1.0 million at December 31, 2004 and 2003, respectively.

     The company’s third party management contracts provide for reimbursement for employee related costs which the company recognizes as revenue. Also, in accordance with EITF 01-14, “Income Statement

Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred”, certain reimbursements received from the third parties for out-of-pocket expenses are characterized as revenue in the statements of operations rather that as a reduction of the expenses incurred. Since the company is the primary obligor, has supplier discretion and bears credit risk for such expenses, the company records reimbursement revenue for such out-of-pocket expenses. Reimbursement revenue is recorded when the underlying reimbursable costs are incurred.

Deferred Financing and Lease Origination Costs

     Deferred financing costs consist of loan fees and related expenses which are amortized on a straight-line basis that approximates the effective interest method over the terms of the related notes. Accumulated amortization of deferred financing costs totaled $3.4 million and $2.2 million in 2004 and 2003, respectively.

     The company defers direct costs incurred to originate a lease and amortizes the costs over the life of the lease which on an average is one year. Deferred lease origination costs were $0.9 and $1.0 million at December 31, 2004 and 2003, respectively.

Stock Incentive Plans

     The company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion 25, “Accounting for Stock Issued to Employees” (APB No. 25) and related Interpretations in accounting for its employee stock options. As discussed in Note 8, the alternative fair value accounting provided for under Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) requires use of option valuation models that were not developed for use in valuing employee stock options.

     Under APB No. 25, because the exercise price of the company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The company granted 89,696, 69,550 and 57,612 options to purchase shares during the years ended December 31, 2004, 2003 and 2002, respectively. Generally, the company’s options to purchase shares are exercisable after six months after the date of grant, therefore the compensation expense would occur in the period granted. The following information about stock-based employee compensation costs reconciles the difference of accounting for employee stock based compensation (stock options and restricted stock) under the intrinsic value method of APB No. 25 and related interpretations and the fair value method prescribed under SFAS No. 123 (in thousands):

	2004	2003	2002
Net (loss) income, as reported	$(11,706)	$(7,298)	$220
Add: Stock-based employee compensation expense included in reported net income	263	215	237
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards	(267)	(219)	(239)

Pro forma net (loss) income as if the fair value method had been applied to all option grants	$(11,710)	$(7,302)	$218

Loss per common share
Basic-as reported	$(0.22)	$(0.14)	$—
Basic-pro forma	$(0.22)	$(0.14)	$—
Diluted-as reported	$(0.22)	$(0.14)	$—
Diluted-pro forma	$(0.22)	$(0.14)	$—

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method described in that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2004, 2003, and 2002:

	2004	2003	2002
Risk-free interest	4.7%	3.5%	4.0%
Dividend yields	9.7%	10.6%	7.4%
Volatility factors	177	160	162
Weighted-average expected life (years)	10	10	10
Weighted-average fair value of options granted during the year	$.18	$.06	$.41

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Advertising Costs

     Costs incurred for the production and distribution of advertising are expensed as incurred. Amounts expensed during 2004 and 2003 were $2.2 million and $2.0 million during 2002. These amounts are included in property and maintenance expenses in the consolidated statements of operations.

Earnings Per Common Share

     Basic and diluted earnings per common share are calculated in accordance with FASB Statement No. 128 “Earnings Per Share.” Basic earnings per common share is computed based upon the weighted average number of shares outstanding during the year. Diluted earnings per common share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. The operating partnership units and the Series A Convertible Preferred Shares are not included in dilutive earnings per share calculations since the impact is not dilutive.

Minority Interest in Operating Partnership

     Interest in the Cornerstone NC Operating Limited Partnership held by a limited partner is represented by operating partnership units (“OP Units”), as discussed in Note 6 below. The operating partnership’s income is allocated to holders of OP Units based upon net income available to common shareholders and the weighted average number of OP Units outstanding to weighted average common shares outstanding plus OP Units outstanding during the period. OP Units can be exchanged for cash or common shares on a one-for-one basis, at the company’s option. Capital contributions, distributions, and profits and losses are allocated to minority interests in accordance with the terms of the partnership agreement. OP Units as a percentage of total OP Units and shares outstanding were 3.1% and 3.2% at December 31, 2004 and 2003, respectively.

Income Taxes

     The company is operated as, and annually elects to be taxed as, a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Generally, a real estate investment trust that complies with the provisions of the Code and distributes at least 90% of its taxable income to its shareholders does not pay federal income taxes on its distributed income. Accordingly, no provision has been made for federal income taxes. The company is subject to various state, local, excise and franchise taxes.

     The company created a C-corporation which elected the taxable REIT subsidiary (“TRS”) status for financing purposes for one apartment community. The TRS is subject to federal, state and local income taxes. For the years ended December 31, 2004 and 2003, the impact of this TRS’s income taxes and related tax attributes was not material to the accompanying consolidated financial statements.

     The differences between net income available to common shareholders for financial reporting purposes and taxable income before dividend deductions, as well as differences between the tax basis and financial reporting basis of the company’s assets, relate primarily to temporary differences, principally real estate depreciation, tax deferral of certain gain on property sales and tax free mergers and acquisitions. The temporary differences in depreciation result from differences in the book and tax basis of certain real estate assets and the differences in the methods of depreciation and lives of the real estate assets. The aggregate cost for federal income tax purposes was approximately $1.3 billion at December 31, 2004.

     For federal income tax purposes, distributions paid to common shareholders consist of ordinary income, capital gains, return of capital or a combination thereof. For the three years ended December 31, 2004, distributions paid per common share were classified as follows (unaudited):

	2004	2003	2002
Ordinary income	$.11	$.05	$.33
Qualified dividend income	.01	—	—
Long-term capital gain	.01	—	—
Unrecaptured Section 1250 gain	.06	.02	—
Return of capital	.61	.81	.79

	$.80	$.88	$1.12

     In 2004, approximately 57.3% of distributions on preferred shares represented ordinary income, 2.0% represented qualified dividend income, 33.3% represented unrecaptured Section 1250 gain and 7.4% represented long-term capital gain. In 2003 and 2002, of the total preferred distribution, 100% was taxable as ordinary income.

Use of Estimates

     The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Derivative and Hedging Activities

     The company uses derivative financial instruments in the normal course of business to reduce its exposure to fluctuations in interest rates. As of December 31, 2004, we had seven interest rate cap agreements with a notional value aggregating $75.0 million that are used to fix the interest rate on a portion of our variable rate debt. Changes in the fair value of the hedging instrument are reflected in accumulated other comprehensive income. The ineffective portion of the change in fair value of the hedge is immediately reflected in earnings, which was not material for 2004. While the company intends to continue to meet the conditions for hedge accounting, once a particular interest rate cap does not qualify as highly effective, any change in the fair value of the derivative used as a hedge would be reflected in current earnings. If the transaction to which the instrument is hedging is not probable of occurring, the accumulated loss or gain in the value of the derivative instrument since its inception may be required to be immediately reclassified from the stockholders’ equity section of the balance sheet to the income statement.

Comprehensive Income/Loss

     On January 1, 1998, the company adopted SFAS No. 130, “Reporting Comprehensive Income.” The company does not currently have any items of comprehensive income requiring separate reporting and disclosure prior to 2004. Comprehensive loss for the year ended December 31, 2004 was $0.4 million. This difference between net income available to common shareholders and comprehensive loss is the decrease in the fair value of interest rate cap agreements.

Expenses for Colonial Properties Trust Transaction

     In connection with the proposed merger transaction with Colonial Properties Trust, as discussed in Note 14, costs associated with this proposed transaction are expensed as incurred. Expenses, which are contingent upon the closing of the transaction, will not be expensed until such time the transaction is probable.

Reclassification

     Certain previously reported amounts have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements

     In January 2003, the Financial Accounting Standards Board issued Interpretation 46, “Consolidation of Variable Interest Entities.” (“FIN 46”) which was revised in December 2003. The company has formed wholly-owned subsidiaries for financing purposes and such financing is reflected in the consolidated financial statements. Effective January 1, 2004, the company adopted the provisions of FIN 46. The company did not identify any variable interest entities (VIEs) of which the company is the primary beneficiary, thus, the company was not required to consolidate any VIEs.

     On December 16, 2004, the FASB issued FASB Statement No. 123 (revised 2004), “Share-Based Payment,” which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” Statement 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends FASB Statement No. 95, “Statement of Cash Flows.” Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values, pro forma disclosure is no longer an alternative. Statement 123(R) must be adopted no later than July 1, 2005 by the company. The adoption of the statement is not anticipated to have a material impact on the company’s financial results.

Note 2 Acquisition, Disposition, and Development

Acquisitions

     On March 30, 2004, the company acquired an apartment community with 138 apartment homes for a purchase price of $10.9 million. The company assumed a $10.0 million note, issued $0.2 million in the form of non-preferred operating partnership units and made cash payments of $0.7 million to fund the acquisition. The company allocated $1.1 million to land, $9.7 million to buildings, $0.1 million to furniture and fixtures and assumed $10.0 million in secured financing.

     On May 28, 2003, the company completed the acquisition of Merry Land Properties, Inc. (“Merry Land”), which owned nine apartment communities containing 1,966 apartment homes, interests in two real estate joint ventures, two parcels of undeveloped land that the company plans to develop into additional apartment homes, and a third party property management business. The acquisition was structured as a merger of Merry Land into a wholly owned qualified REIT subsidiary of the company. The merger qualified as a tax-free reorganization and was accounted for under the purchase method of accounting. The company used various valuation methods to allocate the purchase price between land, buildings and improvements, equipment, identified intangible assets of in-place leases and debt assumed. The purchase price was $159.4 million, which includes the issuance of equity, assumption of debt and the fair value adjustment to debt, and direct costs of the acquisition. Under the terms of the merger agreement, each Merry Land shareholder received 1.818 of the company’s common shares and 0.220 of the company’s Series B Convertible Preferred Shares. A total of 5.0 million common shares and 0.6 million of the company’s Series B Convertible Preferred Shares were issued as a result of the merger. The Series B Convertible Preferred Shares met the conversion conditions and were converted to common shares on October 1, 2003. In addition, the company assumed approximately $90.6 million of Merry Land’s debt with a fair value of $110.5 million at the date of assumption. No goodwill was recorded as a result of this transaction. The company allocated a portion of the Merry Land purchase price to an intangible asset based on a valuation of in-place leases at the time of the merger in the amount of $1.1 million. The company recorded $0.2 million and $0.9 million of amortization of the net intangibles in 2004 and 2003, respectively.

Development

     As of December 31, 2004, the company had two development projects, which were assumed with the Merry Land merger. The company capitalized interest, real estate taxes, insurance and other costs of approximately $0.8 million and $0.1 during 2004 and 2003, respectively, to its development and major renovation projects. Land associated with construction in progress was $13.5 million and $5.4 million as of December 31, 2004 and 2003, respectively.

Dispositions

     On July 22, 2004, the company sold two of its apartment communities in Columbia, SC to Sterling American Property LP for $16.4 million and retained a 10% limited partnership interest in the entity. The company will continue to manage these apartment communities under a standard fee management contract. In accordance with generally accepted accounting principles, since the sale was to an unrelated buyer, collection of the sales price has occurred and the company will not be required to support the operations of the property or its related obligations to an extent greater than its proportionate interest, the company has recognized the part of the profit (90%) proportionate to the outside interests in the buyer at the date of sale. The resulting gain for financial reporting purposes was approximately $3.4 million. The company has not classified this sale as discontinued operations in the statement of operations since the company continues to hold a 10% interest in the entity that owns underlying apartment communities.

Discontinued Operations

     During the first quarter of 2003, the company closed on the sale of two apartment communities containing a total of 395 apartment homes for a total of $15.9 million and recognized a gain of $1.9 million. As a result of the sales, the company’s financial statements have been prepared with these two apartment communities’ results of operations and the gain from sale isolated and shown as “discontinued operations.” All historical statements presented have been restated to conform to this presentation in accordance with SFAS No. 144.

     The components of income from operations related to discontinued operations for the years ended December 31, 2003 and 2002 are shown below. These include the results of operations through the date of sale for the year ended December 31, 2003 and a full period of operations for the year ended December 31, 2002 (dollars in thousands):

	2003	2002
Rental and other property income	$363	$2,853

Expenses:
Property and maintenance	158	851
Taxes and insurance	58	398
Depreciation of real estate assets	162	865

Total expenses	378	2,114

Net income (loss)	(15)	739
Gain on sales of investments	1,887	—

Income from discontinued operations	$1,872	$739

     The company had no assets that qualified as held for disposition as defined by SFAS No. 144 at December 31, 2004.

Note 3 Investment in Rental Property

     At December 31, 2004, the company’s three largest markets comprised 52% of its real estate owned, at cost. The following is a summary of rental property owned at December 31, 2004 (in thousands):

	Initial
	Acquisition	Carrying	Accumulated
Market	Cost	Cost*	Depreciation	Encumbrances**
Dallas/Fort Worth, TX	$288,071	$321,585	$69,017	$192,220
Charlotte, NC	163,459	191,475	42,632	60,041
Raleigh/Durham, NC	133,965	151,717	35,099	79,296
Atlanta, GA	96,280	120,963	26,538	40,161
Richmond, VA	89,223	103,822	22,272	71,038

	Initial
	Acquisition	Carrying	Accumulated
Market	Cost	Cost*	Depreciation	Encumbrances**
Charleston, SC	88,299	98,111	13,000	46,858
Savannah, GA	79,402	81,593	4,919	66,748
Virginia Beach, VA	28,084	40,615	16,255	34,476
Other (9 markets)	174,908	199,999	42,495	137,475
	1,141,691	1,309,880	272,227	822,081
Real estate under development	13,454	13,454	—	—
	$1,155,145	$1,323,334	$272,227	$822,081

*	Includes real estate commissions, closing costs, and improvements capitalized since the date of acquisition.

**	The total includes $93.8 million of debt secured by 17 apartment communities which is not allocated among the individual apartment communities.

     The following is a reconciliation of the carrying amount of real estate owned (in thousands):

	2004	2003	2002
Balance at January 1,	$1,307,420	$1,158,827	$1,070,867
Real estate purchased	11,352	140,875	71,119
Sale/disposal of assets held for sale, net	(19,198)	(12,993)	(1,662)
Capital lease additions	49	118	1,148
Development of real estate assets	8,004	4,170	1,272
Capital improvements	15,707	16,423	16,083

Balance at December 31,	$1,323,334	$1,307,420	$1,158,827

     The following is a reconciliation of accumulated depreciation (in thousands):

	2004	2003	2002
Balance at January 1,	$224,535	$172,978	$128,653
Depreciation expense	54,606	51,901	45,157
Sale/disposal of assets	(6,914)	(344)	(832)

Balance at December 31,	$272,227	$224,535	$172,978

Note 4 Investment in Unconsolidated Real Estate Joint Ventures

     On July 22, 2004, the company entered into a joint venture with Sterling American Property Inc., discussed above. The company has a 10% interest in the joint venture and the company will continue to manage the two apartment communities. On April 15, 2004, the company issued 250,000 common shares to The Reserve at Mayfaire, LLC as consideration for a 25% interest in a joint venture which is developing a 264 apartment home community in Wilmington, North Carolina for a total cost of approximately $24 million.

     In connection with the Merry Land merger in 2003, the company acquired interest in two joint ventures. The company assumed a 35% interest in Merritt at Godley Station, LLC, an apartment community under development and a 10% interest in the SC Cypress Cove Venture, LLC, which owns an apartment community.

     The company does not control these assets and has accounted for its investments under the equity method of accounting. The investments in the joint ventures are recorded at cost and subsequently adjusted for equity in net income (loss) and cash contributions and distributions.

     The company’s investment in joint ventures was $4.4 million and $2.6 million at December 31, 2004 and 2003, respectively.

Note 5 Notes Payable

Secured

     Secured borrowings outstanding at December 31, 2004 and 2003 were as follows (dollars in thousands):

	Outstanding Principal		Effective
			Interest Rate
			December 31,
	2004	2003	2004	Maturity Date
Fixed rate debt (a)	$5,443	$5,728	3.09%	September 2007
	35,291	36,817	3.72%	July, August 2009
	49,889	51,881	3.94%	September 2011, November 2041
	16,390	16,565	6.98%	January 2012
	9,115	9,226	6.42%	November 2011
	44,797	70,151	6.75%	May 2011
	8,243	8,333	7.10%	July 2011
	78,278	79,110	7.16%	July, August 2011
	15,101	15,276	6.83%	May 2011
	73,382	74,218	6.99%	April 2011
	141,000	141,000	7.35%	January 2011
	73,500	73,500	7.29%	October 2006
	3,462	21,551	6.48%	July 2006
	12,253	12,390	6.68%	April 2012
	2,772	—	4.50%	April 2014
	19,586	—	5.05%	October 2013

	588,502	615,746

Variable rate debt	24,564	14,753	3.49%	April 2005, October 2007
	15,617	15,781	3.34%	September 2006
	14,875	15,000	3.89%	November 2006
	25,266	25,000	4.30%	September 2014
	20,268	13,604	3.97%	May 2005
	50,000	50,000	3.35%	July 2005
	74,880	51,870	2.91%	August and September 2008, March 2009
	8,109	—	3.92%	December 2006

	233,579	186,008

Total	$822,081	$801,754

(a)	Includes fair value premium adjustments aggregating $15.1 million in 2004 and $18.4 million in 2003 that were recorded in connection with assumption of above market rate debt in connection with the acquisition of apartment communities. These premiums are amortized into interest expense (which reduces interest expense) over the remaining term of the related indebtedness on the effective interest method.

  Fixed Rate Debt

     The company’s fixed rate debt as of December 31, 2004 represented 71.6% of the company’s debt. At December 31, 2004 and December 31, 2003, the outstanding fixed rate debt was $588.5 million and $615.7 million, respectively, including the fair value premium adjustments aggregating $15.1 million and $18.4 million, respectively. The fair value premium adjustment was recorded in connection with assumption of above market rate debt in connection with the acquisition of apartment communities. These premiums are amortized into interest expense (which reduces interest expense) over the remaining term of the related indebtedness on the effective interest method. Scheduled maturities are at various dates through November 2041. For the year ended December 31, 2004 and 2003, the weighted-average interest rate was 6.5% and 6.8%, respectively.

     During 2004, the company entered into two secured fixed rate financings, totaling $22.4 million. The notes are secured by two apartment communities and the maturity dates vary through April 2013. The notes require monthly installments, including principal and interest. The financing proceeds were used to pay off the existing fixed debt on these apartment communities.

     During the first quarter of 2004, the company repaid $15.1 million in fixed rate debt with variable rate debt, as discussed below.

  Variable Rate Debt

     The company’s variable rate debt at December 31, 2004 represented 28.4% of the company’s debt. At December 31, 2004 and December 31, 2003, the outstanding variable rate debt was $233.6 million and $186.0 million, respectively. For the year ended December 31, 2004 and 2003, the weighted-average interest rate was 2.8% and 3.0%, respectively.

     During 2004, the company entered into four secured variable rate financings and assumed one variable rate note, totaling $66.5 million. The notes are secured by six apartment communities and the maturity dates vary through September 2014. Three notes require monthly installments, including principal and interest and the note assumed requires payments of interest only. The note on an apartment community under development is interest only which is funded through advances on this construction loan. The financing proceeds were used to pay off the $15.1 million of the existing fixed rate debt on three of these apartment communities, $7.2 million on the revolving credit facility and the existing variable rate debt on one apartment community.

     In 2003, in connection with the Merry Land merger, the company assumed nine fixed or variable rate mortgage notes with an aggregate principal amount of $90.6 million. These mortgages were recorded at a fair value of $110.5 million at the date of assumption. The difference between the fair value and the principal amount is being amortized as an adjustment to interest expense over the term of the respective notes. The mortgage notes bear a weighted interest rate of 7.4% per annum and an effective weighted average interest rate of 3.2%, including the effect of the fair value adjustment. The fixed rate mortgage notes are payable in monthly installments, including principal and interest. The variable rate mortgage note requires payments of interest only. Prepayment penalties apply for early retirements on the fixed rate mortgage notes. Scheduled maturities are at various dates through September 2011 and one mortgage notes matures November 2041.

     During 2003, the company completed a plan of refinancing in which the company’s unsecured lines of credit were replaced with a combination of new secured lines of credit from a commercial bank and three additional secured financing transactions. The company entered into a $50 million secured revolving credit facility. The two-year secured credit facility is divided into two loans, a $40 million revolving credit facility and a $10 million “swingline” credit facility. The company financed $101.8 million in variable rate mortgage notes. Proceeds from these financings repaid the outstanding balance of the company’s $85 million unsecured line of credit and repaid $23.3 million in variable and fixed rate mortgage notes. The remainder of the proceeds from these financings were used for excess borrowing capacity, working capital needs and other corporate purposes.

     In connection with the issuance of its variable rate debt, in order to limit its exposure to increases in interest rates, the company paid approximately $0.7 million to enter into seven interest rate cap agreements which effectively cap the interest rate on approximately $75 million of the company’s variable rate debt. The cap rates on these agreements range from 6.8% to 8.4% and have a weighted average rate of 7.7%. Maturities on these rate cap agreements range from August 2008 to February 2009. The fair value of these interest rate cap agreements was approximately $0.1 million at December 31, 2004 and is included in other assets.

     The aggregate maturities of principal, including monthly installments of principal previously described, for secured debt for the five years subsequent to December 31, 2004 are as follows (in thousands):

Year	Amount
2005	$89,871
2006	120,215
2007	19,747
2008	57,370
2009	34,209
Thereafter	485,572
806,984

Fair Value Adjustment of Assumed Debt	15,097
$822,081

     Estimated fair value is based on mortgage rates believed to be available to the company for the issuance of debt with similar terms and remaining lives. The fair value of the company’s fixed and variable rate secured debt at December 31, 2004 and 2003 was $868 million and $886 million, respectively.

Capitalized Interest

     During 2004 and 2003, the company capitalized interest of $0.6 million and $0.1 million, respectively. Advances on the development project’s construction loan of $0.1 million was included in the 2004 capitalized interest. Overall, weighted-average interest rate incurred for all borrowings was 5.5% in 2004 and 5.9% in 2003.

Note 6 Operating Partnership and Shareholders’ Equity

Operating Partnership

     Effective October 1, 2001, State Street, LLC and State Street I, LLC, each a North Carolina limited liability company (collectively, the “Limited Partners”), and the company, as the sole general partner, formed Cornerstone NC Operating Limited Partnership, a Virginia limited partnership (the “Limited Partnership”). The company has approximately an 85% interest in the Limited Partnership. The Limited Partners are minority limited partners and are not otherwise related to the company. The Limited Partners contributed and agreed to contribute property to the Limited Partnership in exchange for preferred and non-preferred operating partnership units. Beginning October 1, 2002, the Limited Partners became able to elect to redeem a portion of the preferred operating partnership units. If the Limited Partners make the election, the company, at its option, will convert the preferred operating partnership units into either common shares of the company on a one-for-one basis or cash in an amount per unit equal to the closing price of a common share of the company on the exercise date (or other specified price if there is no closing price on that date), subject to anti-dilution adjustments.

     On March 30, 2004, the Limited Partnership acquired an apartment community with 138 apartment homes for a purchase price of $10.9 million. The total consideration for the transaction includes the assumption of $10.0 million in secured financing, the issuance of 20,000 non-preferred operating partnership units, totaling $0.2 million, and cash payments totaling $0.7 million. The non-preferred operating partnership units converted into preferred operating partnership units on January 1, 2005.

     During the first quarter of 2003, a total of 0.9 million preferred operating partnership units were converted into common shares on a one-to-one basis. During 2003, 0.3 million non-preferred operating partnership units converted to preferred operating partnership units as certain lease-up and stabilization criteria were met. As of December 31, 2004, there were 1.8 million preferred operating partnership units eligible for conversion into common shares on one-for-one basis or cash, at the company’s option.

Preferred Stock

     On December 21, 2004, the company redeemed all 127,380 outstanding Series A Convertible Preferred Shares. The company paid a redemption price of $25 per share and dividends for a total of $3.3 million in cash. The difference between the total consideration given and the carrying value of the preferred shares (including issuance costs) totaled approximately $0.5 million and is included in the consolidated statements of operations as a reduction to arrive at net loss available to common shareholders. Pursuant to the Merger Agreement with Colonial, the company was required to redeem the Series A Convertible Preferred Shares. The company declared and paid total distributions of $2.3042 and $2.3752 per share on the preferred shares during 2004 and 2003, respectively.

Common Stock

     In 1997, the company adopted a Dividend Reinvestment and Share Purchase Plan (as amended from time to time, “Plan”) which allows any recordholder to reinvest distributions without payment of any brokerage commissions or other fees. Of the total proceeds raised from common shares during the years ended December 31, 2004, 2003, and 2002, $4.9 million, $5.4 million, and $6.8 million, respectively, were provided through the reinvestment of distributions.

     During 2000, the company completed its $50 million common share repurchase program which was authorized by the Board of Directors in September 1999. The Board authorized the repurchase of up to an additional $50 million of the company’s common shares in September 2000. Pursuant to the additional authorization, the company has, as of December 31, 2004, repurchased 2.0 million common shares at an average price of $10.80 per share for a total cost of $21.3 million; however, the company did not repurchase any common shares in 2004.

Note 7 Severance Costs and Organizational Charges

     On March 31, 2004, the Company’s Co-Chief Operating Officer ceased to serve as an officer and employee of the company and her employment agreement with the company was terminated. In addition, the company terminated the lease for its Fort Worth, Texas office. These charges are included in the consolidated statements of operations under the category “Severance costs and other organizational charges.” The majority of the $0.8 million charge will be paid out over a period of 30 months. As of December 31, 2004, the remaining severance costs and other organizational charges liability was $0.4 million.

Note 8 Benefits Plans

Stock Incentive Plan

     Based on the outstanding shares, under the 1992 Incentive Plan, as amended, a maximum of 2.0 million options could be granted, at the discretion of the Board of Directors, to certain officers and key employees of the company. Under the Directors Plan, as amended, a maximum of 0.9 million options could be granted to the directors of the company. In 2004, the company granted 89,696 options to purchase shares under the Directors Plan.

     Both of the plans provide, among other things, that options be granted at exercise prices not lower than the market value of the shares on the date of grant. Under the Incentive Plan, generally options become exercisable after six months after the date of grant. Generally the optionee has up to 10 years from the date of grant to exercise the options. The exercise prices of these options range from $7.41 to $12.125 per option. Activity in the company’s share option plans during the three years ended December 31, 2004 is summarized in the following table (in thousands, except per share data):

		2004		2003		2002
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price
Outstanding, beginning of year	1,818	$10.23	1,749	$10.33	1,725	$10.32
Granted	90	8.23	69	7.61	58	10.80
Exercised	—	—	—	—	(18)	10.05
Forfeited	(191)	11.58	—	—	(16)	11.65

Outstanding, end of year	1,717	$9.97	1,818	$10.23	1,749	$10.33

Exercisable at end of year	1,717	$9.97	1,818	$10.23	1,749	$10.33

Weighted-average fair value of options granted during the year		$0.18		$0.06		$0.41

     In 1999, Mr. Glade M. Knight was granted options (“Award Options”) to purchase 348,771 of the company’s Common Shares at an exercise price of $10.125. If certain events occur, the exercise price will be $1.00 per common share for 180 days following the occurrence of those events. If such an event occurs, and Mr. Glade M. Knight either elects not to, or otherwise fails to, exercise any exercisable Award Options, then the company must pay to Mr. Glade M. Knight the difference between the exercise price and the value of the common shares that would be obtained upon exercise.

401(K) Savings Plan

     Eligible employees of the company participate in a contributory employee savings plan. Under the plan, the company may match a percentage of contributions made by eligible employees, such percentage to apply to a maximum of 3% of their annual salary. Contribution expenses under this plan for 2004, 2003 and 2002 were $207,636, $116,889, and $82,427, respectively.

Note 9 Related-Party Transactions

     During 2004, Mr. Glade M. Knight, the company’s Chairman and Chief Executive Officer, served as Chairman and Chief Executive Officer of three hospitality REITs, Apple Hospitality Two, Inc., Apple Hospitality Five, Inc. and Apple REIT Six, Inc., and also owned companies that provided services to these entities. During 2004 and 2003, the company provided real estate acquisition and offering-related and other services to these entities and received payment of approximately $0.2 million for each year.

Other Relationships

     Leslie A. Grandis, a director of the company, is also a partner in McGuireWoods LLP, which provides outside legal services to the company. During 2004 and 2003, the company paid $1.7 million and $1.6 million, respectively for services provided by McGuire Woods LLP.

Note 10 Earnings (Loss) Per Share

     The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	2004	2003	2002
Numerator:
Net loss available to common shareholders	$(12,505)	$(7,601)	$(83)
Numerator for basic and diluted earnings per share—loss available to common stockholders after assumed conversion	$(12,505)	$(7,601)	$(83)
Denominator:
Denominator for basic earnings per share-weighted-average shares	56,025	52,643	48,068
Effect of dilutive securities:
Stock options	—	—	—

Denominator for diluted earnings per share-adjusted weighted-average shares and assumed conversions	56,025	52,643	48,068
Basic and diluted earnings (loss) per common share	$(0.22)	$(0.14)	$0.00

Note 11 Commitments

     The company has capital leases on certain equipment. The leases generally provide for the lessee to pay taxes, maintenance, insurance and certain other operating costs of the leased property which are expensed as incurred. The following is a summary of the future minimum payments subsequent to December 31, 2004 (in thousands):

Year	Amount
2005	$300
2006	286
2007	211
2008	71
2009	39
Thereafter	22
$929

     The company has two development projects, which were assumed with the Merry Land merger mentioned above. One is to be completed during the first quarter of 2005 and the other is to be completed during 2006. The company’s share of estimated future cash expenditures to complete these projects will be funded through advances on future construction loans.

Note 12 Quarterly Financial Data (Unaudited)

     The following is a summary of quarterly results of operations for the years ended December 31, 2004 and 2003 (in thousands):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2004
Revenues	$44,432	$45,755	$45,054	$47,251
Income before interest income (expense) and expenses associated with the proposed Colonial Properties Trust transaction	8,687	9,839	8,283	7,908
Net (loss) income	(2,738)	(1,672)	290	(7,586	)(a)
Distributions to preferred shareholders	76	75	76	67
Excess consideration paid over book value to preferred shareholders	—	—	—	505
Net (loss) income available to common shareholders	(2,814)	(1,747)	214	(8,158)
Basic and diluted earnings (loss) per common share-continuing operations	(0.05)	(0.03)	—	(0.14)
Basic and diluted earnings (loss) per common share	(0.05)	(0.03)	—	(0.14)
Distributions per common share	0.20	0.20	0.20	0.20

2003
Revenues	$39,998	$42,018	$44,972	$44,664
Income before interest income (expense)	9,201	9,084	9,457	8,448
Income from discontinued operations	1,982	(27)	(3)	(80)
Net income (loss)	286	(2,230)	(2,286)	(3,068)
Distributions to preferred shareholders	76	75	76	76
Net income (loss) available to common shareholders	210	(2,305)	(2,362)	(3,144)
Basic and diluted earnings (loss) per common share-continuing operations	(0.04)	(0.04)	(0.04)	(0.06)
Basic and diluted earnings per common share-discontinued operations	0.04	—	—	—
Basic and diluted earnings (loss) per common share	—	(0.04)	(0.04)	(0.06)
Distributions per common share	0.28	0.20	0.20	0.20

(a)	Includes $4.2 million of expenses associated with the proposed Colonial Properties Trust transaction.

Note 13 Industry Segments

     The company owns and operates multifamily apartment communities throughout the southern regions of the United States that generate rental and other property related income through the leasing of apartment homes to a diverse base of tenants. The company separately evaluates the performance of each of its apartment communities. However, because each of the apartment communities has similar economic characteristics, facilities, services, and tenants, the apartment communities have been aggregated into a single apartment communities segment. All segment disclosure is included in or can be derived from the company’s consolidated financial statements. The company’s property management business is not material to its operations.

Note 14 Recent Events

  Acquisition by Colonial Properties Trust

     On October 25, 2004, the company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Colonial Properties Trust (“Colonial”) and CLNL Acquisition Sub LLC under which the company will merge with and into CLNL Acquisition Sub LLC. Pursuant to a registration statement filed with the Securities and Exchange Commission that became effective on February 11, 2005, the company mailed a joint proxy statement/prospectus to its shareholders, seeking approval of the merger and of the related plan of merger. The company has called a special meeting of its shareholders for April 1, 2005, at which the shareholder vote on the merger is scheduled to take place.

     Under the terms of the Merger Agreement, company shareholders have the right to elect to receive Colonial common shares or preferred depositary shares, subject to the restriction that the preferred depositary shares issued will not exceed approximately 25 percent of the total merger consideration. Company shareholders who receive common shares are expected to receive 0.2581 Colonial common shares for each company share. The company shareholders who receive preferred depositary shares are expected to receive 0.4194 shares of $25 liquidation preference redeemable Series E Preferred Depositary Shares with a dividend rate of 7.62 percent (subject to increase based on future increases in the level of Colonial common share dividends above $0.79 per share) for each company share. The conversion rates are subject to adjustments provided for in the merger agreement, although the company does not expect any further material adjustments in the conversion rates.

     There are a number of conditions that must occur for the merger to close. These conditions include the required approval by the shareholders of both the company and Colonial and the receipt of necessary consents.

     The company has the right to terminate the transactions under the Merger Agreement if Colonial’s average closing common share price for the 20 trading days preceding 10 trading days prior to the close of the transaction is below $31.00, subject to Colonial’s right to pay additional consideration, in the form of Colonial common shares, cash or a combination, equal to $31.00 minus Colonial’s average closing common share price. Colonial has the right to terminate the transaction if Colonial’s average closing common share price for the same period is above $49.00.

  Tax Matters

     A REIT generally is not taxed at the corporate level on income that it currently distributes to its shareholders, provided that a number of technical REIT qualification requirements are satisfied on a continuing basis. In general, an entity that fails to qualify as a REIT is subject to federal and state income tax as a regular corporation, and distributions it makes to its shareholders are not deductible in computing its income tax.

     During the course of the due diligence investigation and negotiations leading to the merger agreement with Colonial, several technical REIT qualification tax issues were identified. On January 25, 2005, the company signed a closing agreement with the IRS resolving specified tax matters in connection with the company’s investment in Cornerstone Acquisition Company, one of its subsidiaries, and resolving other tax matters. Under the closing agreement, the company paid $100,000 to the IRS. The closing agreement also provides that the company will not be assessed any additional tax, interest or penalties, and does not require the company to pay dividends to any of its shareholders or make any other adjustments, in connection with the resolution of the tax matters addressed by the IRS agreement.